Exhibit 10.2

AMENDMENT
TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (this “Amendment”) is entered into by and between Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), and Munawar H. Hidayatallah (the “Executive”).

WHEREAS, the Company and Executive entered into that certain Executive Employment Agreement dated as of April 1, 2007 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement as set forth below, including to extend the term of employment of Executive for an additional year; and

WHEREAS, the parties desire to amend the Agreement to comply with Internal Revenue Code Section 409A and regulations issued thereunder;

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 4 of the Agreement is hereby deleted in its entirety and the following substituted in its place:

“Term. The term of employment of Executive hereunder shall commence on the Effective Date and terminate four years thereafter, provided that if Executive at the end of such four year period remains liable for any guarantees of obligations of the Company, then the term hereof shall extend for such period as Executive remains liable for such guarantees.”

2. Section 5(g) of the Agreement is hereby deleted in its entirety and the following substituted in its place:

“(g) Certain Additional Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Company or its successor to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to excise tax imposed by Section 4999 of the Code (such excise tax, together with any additions to tax or additional amounts with respect to such excise tax, being collectively referred herein to as the “Excise Tax”), then Company shall pay to Executive one or more additional payments (each a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes, additions to tax, or additional amounts with respect to such Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. The applicable Gross-Up Payment shall be made to Executive within thirty (30) days after remittance by the Executive of the Excise Tax to the Internal Revenue Service and the submission to the Company of appropriate documentation of such remittance as may be required by the Company. To the extent Executive incurs any interest or penalties with respect to such Excise Tax (other than interest and penalties due to Executive’s failure to timely make any applicable election, file a tax return or pay taxes shown on his return) (the “Expenses”), then the Company shall reimburse Executive for such Expenses within thirty (30) days after Executive incurs such Expenses. All determinations made under this Section 5(g), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Company’s registered independent public accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Company and Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Company shall indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax or other tax (including interest, penalties, additions to tax or additional amounts with respect thereto) imposed on Executive as a result of such payment of fees and expenses by reimbursing the Executive within thirty (30) days after payment by the Executive of any such amounts. In addition, the Company shall indemnify and hold harmless Executive, on an after-tax basis, for any fees or costs incurred in connection with the contest of liability for Excise Taxes as well as any Excise Tax or income or other tax (including interest, penalties, additions to tax, or additional amounts with respect thereto) imposed on Executive as a result of such payments of fees and expenses by reimbursing the Executive within thirty (30) days after payment by the Executive of any such amounts. The Company’s reimbursement obligations under this Section 5(g) shall remain in effect during the applicable statute of limitations, and the amount eligible for reimbursement during any taxable year of Executive will not affect the amount eligible for reimbursement in any other taxable year of Executive. The Executive’s right to reimbursement is not subject to liquidation or exchange for another benefit.”

3. Section 7(b)(ii) of the Agreement is hereby amended to add the following sentence to the end thereof to provide as follows:

“Subject to Section 12(b), payment of all amounts owed under this Section 7(b)(ii) shall be made within 90 days after the date of termination.”

4. A new Section 7(c) is hereby added to the Agreement to provide as follows:

“Reimbursement upon Voluntary Termination. Executive hereby acknowledges the payment by the Company of a cash bonus award in the amount of $1,430,000. In the event Executive voluntarily terminates his employment with the Company prior to the end of the term as set forth in Section 4 hereto, other than as a result of death, Disability (as defined in the Agreement) or a Change In Control (as defined in the Agreement), Executive shall reimburse the Company for $1,180,000 of such award.

5. The Agreement, as amended by this Amendment, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and all prior agreements, proposals, negotiations, understandings and correspondence between the parties in this regard, whether written or oral, are hereby superseded and merged herewith.

6. This Amendment may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature page follows

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment to the Agreement, effective as of this 31st day of December, 2008.

ALLIS-CHALMERS ENERGY INC.:

By: /s/ Theodore F. Pound III
Printed Name: Theodore F. Pound III
Title: General Counsel and Secretary

EXECUTIVE:

By: /s/ Munawar H. Hidayatallah
Munawar H. Hidayatallah

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